Exhibit (a)(1)(v)

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING THE REPURCHASE OFFER BY

ACP Funds Trust Offer to Purchase for Cash
Up to 25% of the Shares of each of the following Funds: ACP Advantage Strategic Opportunities Fund, ACP Adviser Strategic Opportunities Fund, and ACP Institutional Series Fund at Net Asset Value

To:   Brokers, Dealers, Commercial Banks, Trust Companies, Retirement Plan Trustees and Other Nominees (“Financial Intermediaries”):

We are enclosing the material listed below relating to the offer by ACP Funds Trust (the “Trust”) to shareholders (the “Shareholders”) of ACP Advantage Strategic Opportunities Fund, ACP Adviser Strategic Opportunities Fund, and ACP Institutional Series Fund (each, a “Fund”; together, the “Funds”) to repurchase at net asset value up to 25% of the shares of beneficial interest (the “Shares”) of each Fund issued and outstanding as of May 11, 2007 (the “Expiration Date)  as are properly tendered and not withdrawn on the Expiration Date.  Each Fund is a series of the Trust, which is a Delaware Statutory Trust  registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

THE REPURCHASE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON MAY 11, 2007, UNLESS EXTENDED (THE "EXPIRATION DATE").

The Purchase Price to be paid is an amount equal to the net asset value of the tendered Shares of a Fund as of the close of the regular trading session of the New York Stock Exchange on June 30, 2007.  A Shareholder may expect to receive the Repurchase Price in cash, without interest.  The Shares will be repurchased subject to the terms and conditions set forth in the Offer to Purchase dated May 11, 2007 and the related Letter of Transmittal, which as amended or supplemented from time to time constitute the Repurchase Offer (“Repurchase Offer”).

The following documents are enclosed:

(1) Offer to Purchase dated April 11, 2007;
(2) Letter of Transmittal; and
(3) Instructions Form

Please be advised that participation in the Repurchase Offer requires submission of the Instructions Form.  All Financial Intermediaries are requested to submit account information on behalf of their clients who choose to participate in the Repurchase Offer.  If a client instructs you by telephone to present Shares for redemption, please record the telephone conversation (in accordance with applicable law).

No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Repurchase Offer, although redeeming Shareholders may be obligated to pay a processing fee to their Financial Intermediary for assistance in transmitting a redemption request.

The Repurchase Offer is not being made to (nor will redemption requests be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Repurchase Offer or its acceptance would not be in compliance with the laws of such jurisdiction.  To the extent that the securities laws of any jurisdiction would require the Repurchase Offer to be made by a licensed broker or dealer, the Repurchase Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NONE OF THE FUNDS, ITS BOARD OF TRUSTEES, CITIGROUP FUND SERVICES OR THE INVESTMENT MANAGER TO THE FUNDS IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO SUBMIT FOR REDEMPTION OR TO REFRAIN FROM SUBMITTING FOR REDEMPTION SHARES.  THE FUNDS HAVE BEEN ADVISED THAT NO MEMBER OF THE BOARD OF TRUSTEES, CITIGROUP FUND SERVICES, OFFICER OF THE FUNDS, OR THE FUNDS’ INVESTMENT MANAGER WILL PARTICIPATE IN THE REPURCHASE OFFER.

Additional copies of the enclosed material may be obtained from Citigroup Fund Services, the Funds’ transfer agent, at appropriate addresses and telephone numbers set forth in the Letter of Transmittal.  Any questions you have with respect to the Repurchase Offer should be directed to Ascendant Capital Partners, LP at (610) 993-9999 x1000.

Very truly yours,

ACP Funds Trust

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR CITIGROUP FUND SERVICES OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE REPURCHASE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER OF PURCHASE STATEMENT AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE REPURCHASE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED.